King Pharmaceuticals Contacts: James E. Green, Executive Vice President, Corporate Affairs 423-989-8125 David E. Robinson, Senior Director, Corporate Affairs 423-989-7045

Acura Pharmaceuticals Contact: Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS AND ACURA PHARMACEUTICALS ENTER AGREEMENT TO DEVELOP AND COMMERCIALIZE IMMEDIATE RELEASE PAIN MEDICINES UTILIZING ACURA'S AVERSION® (ABUSE-DETERRENT) TECHNOLOGY

Transaction Expands King’s Near-term Pipeline of Products
Designed to Deter Common Methods of Opioid Abuse

BRISTOL, TENNESSEE and PALATINE, ILLINOIS, October 31, 2007 - King Pharmaceuticals, Inc. (NYSE: KG) and Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) announced today that the companies have entered into a License, Development and Commercialization Agreement (the "Agreement") for the United States, Canada, and Mexico (the “Territory”) encompassing a potentially wide range of opioid analgesic products utilizing Acura’s patented Aversion® (abuse-deterrent) Technology platform. The companies have initially targeted development and commercialization of four immediate release opioid analgesic products, including ACUROX™ Tablets (oxycodone HCl, niacin, and a unique combination of other ingredients), formerly known as OxyADF, for treating moderate to severe acute pain.

Brian A. Markison, Chairman, President and CEO of King, stated, “This transaction demonstrates our commitment to building on our strengths in specialty markets where we have a strong presence and existing capabilities. We are excited about partnering with Acura, which directly aligns with our recently announced emphasis on King’s neuroscience and hospital/acute care platforms, particularly our growing pain management franchise.”

Andy Reddick, President and CEO of Acura said, “We believe King’s abuse-deterrent analgesic brand product pipeline and neuroscience expertise perfectly complement our Aversion® Technology platform. King is clearly leading the pharmaceutical industry with its understanding of the opportunities and challenges relating to the market for products designed to discourage prescription drug abuse."

Mr. Reddick added, “We look forward to working closely with King to bring innovative immediate release opioid analgesic products to market utilizing our Aversion® (abuse-deterrent) Technology. Discouraging prescription drug abuse benefits patients, healthcare providers, third party payors, and society as a whole, while at the same time we expect to create substantial value for King and Acura shareholders.”

Dr. Eric Carter, Chief Science Officer of King, commented, “Opioid analgesics play a very important role in the effective management of moderate to severe pain. However, abuse and misuse of these medicines represents a major area of concern among physicians, pharmacists, patients, and the health-care sector. At King, we are committed to addressing this important public health issue and the needs of our customers by offering pain medicines that are proven effective and incorporate safe and appropriate means to discourage abuse and misuse.”

Dr. Carter added, “We believe Acura and our long-established partner, Pain Therapeutics, have developed unique platforms designed to address the challenges related to abuse and misuse of immediate release and long-acting pain medicines. Acura’s innovative and proprietary Aversion® Technology has the potential to significantly reduce common methods of abuse associated with immediate release opioids used for the treatment of acute pain. Similarly, REMOXY™ (long acting oral oxycodone) and other long-acting opioids that we are jointly developing with Pain Therapeutics utilizing Durect Corporation’s SABER™ formulation technology have significant potential to deter common methods of abuse associated with long-acting opioids used for the treatment of chronic pain.”

“Our alliance with Acura will help further address this growing opportunity and adds considerable strength to King's pipeline, allowing for the development of multiple future medicines,” concluded Dr. Carter.

About the License, Development and Commercialization Agreement

The Agreement provides King with an exclusive license in the Territory for ACUROX™ Tablets (formerly OxyADF) and another undisclosed opioid product utilizing Acura's Aversion® Technology. In addition, the Agreement provides King with an option to license in the Territory all future opioid analgesic products developed utilizing Acura's Aversion® Technology.

Under the terms of the Agreement, King will make an upfront cash payment to Acura of $30 million. Depending on the achievement of certain development and regulatory milestones, King could also make additional cash payments to Acura of up to $28 million relating to ACUROX™ Tablets and similar amounts with respect to each subsequent Aversion® Technology product developed under the Agreement. King will reimburse Acura for all research and development expenses incurred beginning from September 19, 2007 for ACUROX™ Tablets and all research and development expenses related to future products after King's exercise of its option to an exclusive license for each future product. King will record net sales of all products and pay Acura a royalty ranging from 5% to 25% based on the level of combined annual net sales for all products subject to the Agreement. King will also make a one-time cash payment to Acura of $50 million in the first year in which the combined annual net sales of all products exceed $750 million.

King and Acura will form a joint steering committee to coordinate development and commercialization strategies. With King’s oversight, Acura will conduct all ACUROX™ Tablet development activities through approval of a New Drug Application (“NDA”) and thereafter King will commercialize ACUROX™ in the U.S. With respect to all other products subject to the Agreement, King will be responsible for development and regulatory activities following either acceptance of an Investigational New Drug Application by the U.S. Food and Drug Administration (“FDA”) or Acura's demonstration of certain stability and pharmacokinetic characteristics for each future product. All products developed pursuant to the Agreement will be manufactured by King or a third party contract manufacturer under the direction of King. Subject to the Agreement, King will have final decision making authority with respect to all development and commercialization activities for all products licensed.

The Agreement closing is subject to antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act.

The United States Patent and Trademark Office has granted U.S. Patent No. 7,201,920 relating to Acura’s Aversion® (abuse-deterrent) Technology, which expires on March 16, 2025.

About ACUROX™ Tablets

ACUROX™ (formerly OxyADF) is an orally administered immediate release tablet containing oxycodone HCl as an active analgesic ingredient, niacin as an active ingredient in subtherapeutic amounts, and a unique combination of other ingredients. ACUROX™ Tablets are intended to effectively treat moderate to moderately severe pain while discouraging the three most common methods of prescription drug abuse including (i) intravenous injection of dissolved tablets, (ii) nasal snorting of crushed tablets and (iii) intentional swallowing of excessive numbers of tablets.

Earlier this year, Acura reached agreement with the FDA on a Special Protocol Assessment for a pivotal Phase 3 clinical trial evaluating ACUROX™ Tablets. This clinical trial is a randomized, double-blind, placebo-controlled, multi-center, repeat-dose study evaluating the safety and efficacy of ACUROX™ Tablets for the treatment of acute, moderate to moderately severe postoperative pain. The 3-arm clinical trial compares two dose levels of ACUROX™ Tablets to placebo and is targeted to enroll 135 patients per arm (approximately 405 patients in total). Study medication will be administered to patients every six hours for 48 hours following the onset of moderate to severe pain following bunionectomy surgery. This pivotal Phase 3 clinical trial began enrolling patients in September with a final study report expected in the second half of 2008.

About King Pharmaceuticals

King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and life-cycle management.

About Acura Pharmaceuticals

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward-looking Statements

This release contains forward-looking statements which reflect managements’ current views of future events and operations, including, but not limited to, statements pertaining to the expected benefits to the companies’ shareholders as a result of the Agreement; statements pertaining to the potential of the Aversion® Technology and SABER™ formulation technology to reduce some common methods of abuse of opioids; statements pertaining to the expected timetable for the ACUROX™ Tablets Phase 3 clinical trial; and statements pertaining to the potential for the companies to successfully develop multiple future products. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on the successful development and commercialization of ACUROX™ Tablets and other products subject to the Agreement; dependence on the companies’ abilities to obtain the necessary regulatory approvals and close the transaction as expected; dependence on the companies’ abilities to successfully manufacture products subject to the Agreement following the necessary regulatory approval; dependence on the companies’ compliance with FDA and other government regulations that relate to their respective businesses; dependence on the successful development and commercialization of REMOXY™ and other products that King is jointly developing with Pain Therapeutics; dependence on unexpected changes in technologies and technological advances; dependence on changes in general economic and business conditions, current pricing levels, federal and state laws and regulations, and competition; and dependence on manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of each of King’s and Acura’s respective Form 10-K for the year ended December 31, 2006 and their respective Form 10-Q for the quarter ended June 30, 2007, which are on file with the U.S. Securities and Exchange Commission. The companies do not undertake to publicly update or revise any of their forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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EXECUTIVE OFFICES

KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620

ACURA PHARMACEUTICALS, INC.
616 N. NORTH COURT, PALATINE, ILLINOIS 60067